For more information, please contact:
Michael J. McCloskey
Chief Operating Officer
720-932-4282
michaelm@matrixbancorp.com
or
Susan J. Lewis, PAIRELATIONS, LLC
(303) 804-0494
slewis@pairelations.com

FOR IMMEDIATE RELEASE
APRIL 13, 2006

MATRIX BANCORP, INC. PROMOTES THREE SENIOR EXECUTIVES

Company’s Redirection Toward Community Banking Facilitates Promotions
at Both the Holding Company and Bank Subsidiary Levels

Denver … April 13, 2006 … Matrix Bancorp, Inc. (NASDAQ: MTXC) (the “Company”) announced today that three senior executives have been promoted to new roles within the organization.

Benjamin C. Hirsh has been named chief accounting officer of Matrix Bancorp. He will continue to serve as chief financial officer of the Company’s Matrix Capital Bank subsidiary on an interim basis until his replacement is chosen, which is expected to occur within the next 90 days. In his new position, Hirsh will be responsible for the accounting and financial reporting functions for the Company, including selection and implementation of accounting policies and procedures, internal, regulatory and SEC reporting, income tax compliance and budgeting.

Hirsh joined Matrix Bancorp in November 2000 as director of internal audit and in October 2001, was promoted to chief financial officer of Matrix Capital Bank. He also serves as a director of Matrix Capital Bank, and holds the position of chief financial officer and financial and operations principal of First Matrix Investment Services, the broker/dealer subsidiary of Matrix Bancorp. Hirsh’s financial career spans nearly 25 years.

Glenna J. Hale was named executive vice president and head of consumer banking for Matrix Capital Bank. Since July 2005, she served as senior vice president and chief operating officer of Matrix Capital Bank. In her new position, Hale will oversee sales and service efforts for the Bank and its consumer lending and private banking programs, including wealth management and trust services. She will also retain responsibility for the Bank’s institutional deposit management and origination business. Hale and her team will work to expand the suite of products and services geared toward meeting the deposit and investment needs of the Bank’s new target customers, while also generating new revenue sources for the organization.

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Matrix Bancorp, Inc.
Promotion of Three Senior Executives

Hale joined Matrix Capital Bank in 2002 as senior vice president and trust department head and was named the first president of MG Trust Company, a Matrix Bancorp subsidiary which the company divested in 2005. Hale boasts more than 25 years of management experience within the financial services industry.

Patrick Howard, a senior level banker with over 20 years of experience (12 of which have been with Matrix Capital Bank), will assume the role of executive vice president and chief operating officer of Matrix Capital Bank, replacing Hale. Currently, he is president and chief executive officer of Matrix Financial Services Corporation, the Company’s mortgage subsidiary, and a director of Matrix Capital Bank. Howard will continue to serve in these capacities.

As COO of the Bank, Howard will oversee the operational platform that supports the community bank franchise the Company is building to ensure the delivery of premier customer service in a regulatory sound and compliant manner. Additionally, over the next two years, Howard will be focused on identifying and constructing the Bank’s four previously announced proposed new branches in key Denver-area sub-markets, including Cherry Creek and the Denver Technological Center (DTC) as well as those in Boulder and Ft. Collins. Howard joined Matrix Capital Bank in January 1994 and held various executive level positions, including the previous role of chief operating officer during its growth from $54 million in assets to its current $2 billion.

Commenting on the promotions, Scot T. Wetzel, the Company’s president and chief executive officer and chairman, president and chief executive officer of the Company’s Matrix Capital Bank subsidiary, said: “Ben, Glenna and Pat have made significant contributions to the Bank during their employment. As we redirect our focus toward community banking across Colorado’s Front Range, we will draw upon the financial services expertise of these three key executives as well as their tenure within our organization. We are building a management team that will play a key role in our long-term success as a community bank and Ben, Glenna and Pat possess banking knowledge and relationships that bode well for our company as we grow our franchise. We are pleased to capitalize on existing talent within our own organization as we carry out our expansion plans.”

Hirsh is a resident of Commerce City, Colo., while Hale resides in Aurora, Colo., and Howard in Arvada, Colo.

Denver-based Matrix Bancorp, Inc. is focused on developing its community-based banking network through its Matrix Capital Bank subsidiary by strategically positioning branches across Colorado’s Front Range market. The Bank plans to grow its network to an estimated five to seven community-based branches over the next three to five years. The Company recently identified “United Western” as its proposed new brand name and anticipates a formal change in legal and trade names during second or third quarter of 2006, after receiving applicable regulatory and shareholder approvals.

At December 31, 2005, the Company reported total consolidated assets of $2.1 billion, total loans of $1.4 billion, total deposits of $1.1 billion and total consolidated shareholders equity of $180.7 million (includes proceeds used for the Company’s January 2006 tender offer). For more information, please visit www.matrixbancorp.com.

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Matrix Bancorp, Inc.
Promotion of Three Senior Executives

Certain statements contained in this press release that are not historical facts, including, but not limited to, statements that can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “anticipate,” “predict,” “believe,” “plan,” “estimate” or “continue” or the negative thereof or other variations thereon or comparable terminology, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of risks and uncertainties. The actual results of the future events described in such forward-looking statements in this press release could differ materially from those stated in such forward-looking statements. Among the factors that could cause actual results to differ materially are: the timing of regulatory approvals or consents for new branches or other contemplated actions; the availability of suitable and desirable locations for additional branches; the continuing strength of our existing business, which may be affected by various factors, including, but not limited to, interest rate fluctuations; level of delinquencies; defaults and prepayments; general economic conditions; competition; the delay in or failure to receive any required shareholder approvals of the contemplated actions; the risks and uncertainties discussed elsewhere in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, filed with the Securities and Exchange Commission on March 15, 2006; and the uncertainties set forth from time to time in the Company’s periodic reports, filings and other public statements.

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